UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2017 (January 25, 2017)

Inventergy Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26399	62-1482176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 E. Hamilton Avenue #180 Campbell, CA	95008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 389-3510

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 25, 2017, Inventergy Global, Inc. (the “Company”) entered into an amendment (the “Amendment”) to the securities purchase agreement, dated July 21, 2016, with each of the holders of the Series E convertible preferred stock of the Company (the “Series E Preferred Stock”). Pursuant to the Amendment, the Company (i) extended the date for redemption by the Company of the Series E Preferred Stock from January 25, 2017 until March 8, 2017; (ii) increased the optional redemption amount payable to the holders of the Series E Preferred Stock after January 25, 2017 from 165% to 170% of the aggregate conversion amount then outstanding, and (iii) issued to the holders of the Series E Preferred Stock 5.5-year warrants (the “Warrants”) to purchase an aggregate of 1,000,000 shares of common stock of the Company at an exercise price of $0.60 per share. The Warrants are not exercisable for six months following the date of issuance.

The foregoing description of the Amendment and the Warrants does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, which the Company intends to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2016.

Item 3.02	Unregistered Sale of Equity Securities.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in its entirety.

The Warrants to be issued pursuant to the Amendment will be issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), as set forth in Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 27, 2017

INVENTERGY GLOBAL, INC.

By:	/s/ Joseph W. Beyers
Name: Joseph W. Beyers
Title: Chief Executive Officer